UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Yahoo! Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Yahoo! Inc. (“Yahoo!” or the “Company”) issued the following press release on May 8, 2012:

YAHOO! BOARD OF DIRECTORS FORMS SPECIAL COMMITTEE TO REVIEW CEO ACADEMIC CREDENTIALS

SUNNYVALE, Calif., May 8, 2012 – The Board of Directors of Yahoo! Inc. (NASDAQ: YHOO) today announced that it has formed a special committee to conduct a thorough review of CEO Scott Thompson’s academic credentials, as well as the facts and circumstances related to the review and disclosure of those credentials in connection with Thompson’s appointment as CEO.

The special committee is chaired by Alfred Amoroso, an independent director who joined the Board in February of this year. The other members of the special committee are John Hayes and Thomas McInerney, independent directors who joined the Board in April of this year.

The special committee has retained as its independent counsel Terry Bird of the law firm Bird, Marella, Boxer, Wolpert, Nessim, Drooks and Licenberg in Los Angeles. His firm has been recognized as one of the most respected specialty litigation firms in the country, focusing on litigation and internal investigations. Mr. Bird is a Fellow of the American College of Trial Lawyers and a former federal prosecutor, and has also served on the President’s Judicial Advisory Committee for the Central District of California.

The special committee and the entire Board appreciate the urgency of the situation and the special committee will therefore conduct the review in an independent, thorough and expeditious manner. The Board intends to make the appropriate disclosures to shareholders promptly upon completion of the review.

Important Additional Information

Yahoo! has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read Yahoo!’s 2012 definitive proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of shareholders for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, by telephone at (877) 750-9499 (toll-free) or by email at info@innisfreema.com.

Yahoo!, its directors, executive officers and certain employees are deemed participants in the solicitation of proxies from shareholders in connection with Yahoo!’s 2012 annual meeting of shareholders. Information regarding Yahoo!’s directors, executive officers and other persons who, under rules of the SEC, are considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, is set forth in the preliminary proxy statement Yahoo! filed with the SEC on April 27, 2012 and will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of shareholders when it is filed with the SEC.

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom [pressroom.yahoo.net] or the company’s blog, Yodel Anecdotal [yodel.yahoo.com].

Forward Looking Statements

This press release contains forward-looking statements concerning such matters as the special committee’s activities and plans. Risks and uncertainties may cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; the impact of management and organizational changes; the implementation and results of any strategic plans as well as Yahoo!’s ongoing strategic and cost initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and recent derivative and class actions; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and risks that the benefits of the Framework Agreement Yahoo! entered into with Alibaba Group, Softbank Corporation and certain other parties regarding Alipay may not be realized. All information set forth in this press release is as of May 8, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

# # #

Contacts:

Media Relations Contact:

Dana Lengkeek, Yahoo! Inc.

(408) 349-1130

danal@yahoo-inc.com

Investor Relations Contact:

Investor Relations

(408) 349-3382

investorrelations@yahoo-inc.com